Exhibit 99.1
The CATO Corporation
NEWS RELEASE
FOR IMMEDIATE RELEASE
CEO Approval ________
For Further Information Contact:
Thomas W. Stoltz
Executive Vice President
Chief Financial Officer
704-551-7201
CATO REPORTS RECORD NET INCOME AND EPS FOR 2006
Provides 2007 Outlook
Charlotte, NC (March 22, 2007) – The Cato Corporation (NYSE: CTR) today reported net income for the fourth quarter and year ended February 3, 2007. For the fourth quarter 2006, net income was $12.7 million or $.40 per diluted share as compared to net income of $11.6 million or $.37 per diluted share for the fourth quarter ended January 28, 2006. Fourth quarter 2006 net income increased 9% and earnings per diluted share increased 8% over the prior year. Full year 2006 net income was $51.5 million or $1.62 per diluted share as compared to $44.8 million or $1.41 per diluted share for 2005. For the year, net income and earnings per diluted share both increased 15% over 2005.
Sales for fiscal fourth quarter ended February 3, 2007 were $230.7 million as compared to sales of $220.5 million for the fourth quarter ended January 28, 2006, an increase of 5%. On an equivalent 14-week basis, comparable store sales decreased 6% from last year. The Company’s sales for fiscal 2006 were $862.8 million as compared to fiscal 2005 sales of $821.6 million, a 5% increase. On an equivalent 53-week basis, comparable store sales decreased 2% from last year. The additional week in fiscal 2006 increased total sales by $17.2 million for the year and fourth quarter.
“Our 2006 results benefited from better margins as well as several unusual and one-time income items,” said John Cato, Chairman, President and Chief Executive Officer. “In 2006 we continued to improve our merchandise offering and margins by increasing our directly sourced private label goods and consistently providing our customers better fashion with higher quality and exceptional value.”
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

2006 HIGHLIGHTS
For 2006, gross margin increased 20 basis points to 33.6% of sales; selling, general and administrative expenses decreased 10 basis points to 24.6% of sales primarily due to a reduction in incentive compensation; and net income increased to 6.0% of sales from 5.5% in fiscal 2005. The Company’s effective income tax rate decreased to 35.4% primarily due to higher tax credits and increased tax-exempt interest income.
As noted above, the Company’s 2006 results included several unusual and one-time items that increased net income. Similar to other retailers that use the National Retail Federation 4-5-4 calendar, the Company’s fiscal year 2006 included 53 weeks as compared to 52 weeks in 2005. During the year the Company received an insurance settlement related to hurricanes in the southeast in 2005 and a settlement related to excess credit card service fees the Company paid over a number of years. The after-tax effect of these items was an additional $3.0 million in net income or $.10 per diluted share.
During 2006, the Company returned $18.2 million in dividends to shareholders. The Company’s annualized dividend of $.60 per share increased 15% in 2006, representing a yield of approximately 2.5% at the current share price. The Company also opened 58 stores and relocated 20 stores. The Company closed 26 stores including two stores that had been closed due to hurricane damage since September 2005.
2007 OUTLOOK
Due to the one-time items noted above and a return to a 52-week year, the Company expects 2007 to be a more challenging year for earnings growth. The Company estimates that 2007 net income will be in a range of $51.5 million to $53.3 million, a flat to 3.5% increase over 2006, or $1.60 to $1.66 per diluted share. This estimate reflects a 1% to 3% comparable store sales increase over 2006.
The Company expects that quarterly results will fluctuate more than usual due to the timing of the one-time items and 53rd week impact in 2006. The Company estimates quarterly results to be as
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

follows:
•	First quarter net income is estimated to be in the range of $24.6 million to $25.1 million, an increase of 18% to 21%, or $0.77 to $0.79 per diluted share. This estimate is based on comparable store sales of up 1% to up 3%.

•	Second quarter net income is estimated to be in the range of $12.7 million to $13.1 million, an increase of 5% to 8%, or $0.40 to $0.41 per diluted share. This estimate is based on comparable store sales of up 1% to up 2%.

•	Third quarter net income is estimated to be in the range of $5.3 million to $5.7 million, a decrease of 9% to 3%, or $0.17 to $0.18 per diluted share. This estimate is based on comparable store sales of up 1% to up 2%.

•	Fourth quarter net income is estimated to be in the range of $8.8 million to $9.4 million, a decrease of 31% to 26%, or $0.27 to $0.29 per diluted share. This estimate is based on comparable store sales of up 2% to up 3%. Although the Company experienced weaker operational performance in the fourth quarter of 2006, the 53rd week and hurricane settlement had a significant positive impact on the fourth quarter results, creating the more difficult comparison for this year. Also, the reduction in the Company’s effective tax rate was primarily reflected in the fourth quarter of 2006, which contributes to the percentage decrease estimated for fourth quarter 2007.
The 2007 net income estimates also reflect the following items:
•	The Company expects to open 90 new stores during the year. The Company’s estimate reflects the impact of closing 15 stores by year-end. At this time, no stores have been identified for closure.

•	Capital expenditures are projected to be $30 million, including $13 million for store development and $12 million for technology.

•	Depreciation is expected to be approximately $24 million for the year.

•	The effective tax rate is expected to be approximately 35.7%.
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions: “Cato” and “It’s Fashion!”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. As of
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

February 3, 2007, the Company operated 1,276 stores in 31 states, compared to 1,244 stores in 31 states as of January 28, 2006. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for fiscal 2007 and the first quarter of 2007, including various components of net income, comparable store sales, expected capital expenditures, and store openings and closings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions, and inventory risks due to shifts in market demand, as well as such other factors and considerations contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or internet services.
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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED FEBRUARY 3, 2007 AND JANUARY 28, 2006
(Dollars in thousands, except per share data)

	Quarter Ended				Twelve Months Ended
	February 3,	%	January 28,	%	February 3,	%	January 28,	%
	2007	Sales	2006	Sales	2007	Sales	2006	Sales

REVENUES
Retail sales	$230,712	100.0%	$220,497	100.0%	$862,813	100.0%	$821,639	100.0%
Other income (principally finance, late fees and layaway charges)	3,385	1.5%	3,639	1.6%	13,072	1.5%	14,742	1.8%

Total revenues	234,097	101.5%	224,136	101.6%	875,885	101.5%	836,381	101.8%

GROSS MARGIN (Memo)	71,087	30.8%	70,271	31.9%	290,101	33.6%	274,684	33.4%

COSTS AND EXPENSES, NET
Cost of goods sold	159,625	69.2%	150,226	68.1%	572,712	66.4%	546,955	66.6%
Selling, general and administrative	54,356	23.6%	51,828	23.5%	212,157	24.6%	203,156	24.7%
Depreciation	5,380	2.3%	5,118	2.3%	20,941	2.4%	20,275	2.5%
Interest expense	11	0.0%	10	0.0%	41	0.0%	183	0.0%
Interest and other income	(3,973)	-1.7%	(1,316)	-0.6%	(9,597)	-1.1%	(4,563)	-0.6%

Cost and expenses, net	215,399	93.4%	205,866	93.3%	796,254	92.3%	766,006	93.2%

Income Before Income Taxes	18,698	8.1%	18,270	8.3%	79,631	9.2%	70,375	8.6%

Income Tax Expense	6,002	2.6%	6,632	3.0%	28,181	3.2%	25,546	3.1%

Net Income	$12,696	5.5%	$11,638	5.3%	$51,450	6.0%	$44,829	5.5%

Basic Earnings Per Share	$0.41		$0.37		$1.64		$1.44

Basic Weighted Average Shares	31,326,640		31,049,631		31,281,163		31,117,214

Diluted Earnings Per Share	$0.40		$0.37		$1.62		$1.41

Diluted Weighted Average Shares	31,909,454		31,730,217		31,815,332		31,789,887

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	February 3,	January 28,
	2007	2006
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$24,833	$21,734
Short-term investments	98,709	86,085
Accounts receivable — net	45,958	49,644
Merchandise inventories	115,918	103,370
Other current assets	14,095	10,844

Total Current Assets	299,513	271,677

Property and Equipment — net	128,461	124,104

Other Assets	4,348	10,855

TOTAL	$432,322	$406,636

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$123,049	$132,563

Noncurrent Liabilities	32,480	34,125

Stockholders’ Equity	276,793	239,948

TOTAL	$432,322	$406,636